Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	CardioNet, Inc.
Heather C. Getz
Investor Relations
800-908-7103
investorrelations@cardionet.com

CardioNet, Inc. Reports Second Quarter 2010 Financial Results

Conshohocken, Pa — (BUSINESS WIRE) — July 28, 2010 — CardioNet, Inc. (NASDAQ:BEAT), a leading wireless medical technology company with a current focus on the diagnosis and monitoring of cardiac arrhythmias, today reported results for the second quarter ended June 30, 2010.

Second Quarter Highlights

•                  Appointed Joseph H. Capper as President and Chief Executive Officer

•                  Achieved gross margin of 63% on revenues of $32 million

•                  Improved operating results with a loss of $0.09 per diluted share, a $0.14 improvement over the first quarter 2010. On an adjusted basis, the loss per diluted share was $0.02, an $0.11 improvement over the first quarter 2010

•                  Increased MCOTTM patient volume 12% as compared to the second quarter 2009, bringing the total number of patients monitored by MCOTTM since inception to over 350,000

•                  Commercial reimbursement rates in the first half of 2010 remained stable with the year-end 2009 rates

•                  Reduced DSO to 104 days, a reduction of 9 days compared to the first quarter 2010

•                  Completed initiatives that will yield previously announced $15 million in cost reductions

•                  EBITDA positive ahead of schedule

•                  $50 million in cash and investments with no outstanding debt as of June 30, 2010

President and CEO Commentary

Joseph Capper, President and Chief Executive Officer of CardioNet, commented: “For the second quarter, we reported revenues of $32 million, MCOTTM volume growth of 12% as compared to 2009 and bottom line results that reflect progress in our numerous operational initiatives.  We achieved these results largely through aggressive cost cutting in response to the unexpected 33% reduction in Medicare reimbursement last year.  However, some of these cost reductions had an unfavorable impact on our volume growth which was lower than anticipated.

“In addition, there were several other factors that may have contributed to the lower volume growth, including a year-over-year increase in the number of patients deferring service due to higher levels of insurance deductibles and co-pays, as well as increasing competition from new small regional companies.

“While the Company has experienced stable commercial rates over the past few quarters, we continue to face reimbursement challenges.  Recently, the Company received notification from both United Healthcare and Wellpoint that, at this time, they are maintaining their position categorizing MCOTTM as an experimental technology.  Also, last month the Centers for Medicare and Medicaid Services (“CMS”) published in its Proposed Rule that the MCOTTM technology will remain carrier priced for 2011.  We believe that CMS is interested in establishing a national price but continues to struggle with valuing our unique service offering which does not necessarily fit into its traditional valuation methodologies.  Despite this challenge, it is imperative that CMS establishes a valuation that will ensure all Medicare beneficiaries have appropriate access to this life-saving technology.  The Proposed Rule is currently in a comment period and we will continue to provide CMS with information to help them understand the costs associated with the MCOTTM service and the benefits it provides to patients and physicians.  CMS’ Final Rule for 2011 rates is expected by early November.  Additionally, the lack of national pricing may create confusion among commercial payors on how to value our service.  We will continue to work with CMS to achieve national pricing and with commercial payors to ensure that their patients gain access to the clinically proven benefits of CardioNet’s MCOTTM.

“Even with these challenges, we believe that the market potential for MCOTTM remains strong.  With an estimated 1.5 million event tests performed annually according to a recent Frost & Sullivan analysis, less than 10% of the market is currently benefiting from the MCOT™ technology.  We are focused on growing the business and will leverage our strong balance sheet with $50 million in cash and investments and no debt.  While the cost reductions that we made were necessary in light of the reimbursement environment, we are reviewing our operations to determine where we should strategically invest in order to drive volume and increase market penetration.  This strategic review, in combination with the many outside variables impacting our business, makes it difficult to predict our full year volume growth.  As a result, we believe that it is prudent to withdraw our previously provided 2010 volume growth target of 30% to 40%.  However, we remain committed to growing volume and achieving our operational goals.  We have made significant progress toward these goals as we have turned EBITDA positive ahead of our previously announced target to do so during the second half of 2010.  We have completed initiatives that will yield $15 million in cost reductions and are planning to launch our next generation device this year.”

Financial Results

Revenues for the second quarter 2010 were $31.9 million, a decrease of 16.5% compared to $38.3 million in the second quarter 2009.  Increased MCOTTM patient volume during the second quarter 2010 drove additional revenues, but was offset by the impact of the 2009 Medicare and commercial rate reductions.  For the three months ended June 30, 2010, payor revenue mix was 34% Medicare and 66% commercial and volume mix was 43% Medicare and 57% commercial.

Gross profit for the second quarter 2010 decreased to $20.1 million, or 62.9% of revenues, compared to $26.3 million, or 68.7% of revenues, in the second quarter 2009.  Second quarter 2010 gross profit margin was impacted by the 2009 Medicare and commercial rate reductions, partially offset by increased MCOT™ patient volume and efficiency improvements that reduced the cost of services.

On a GAAP basis, operating expenses for the second quarter 2010 were $22.3 million, a decrease of 7.8% compared to $24.2 million in the second quarter 2009.  Operating expenses on an adjusted basis declined by 14.3% compared to the prior year quarter, excluding $1.7 million in the second quarter 2010 and $0.2 million in the second quarter 2009 related to restructuring and other nonrecurring charges.  The decrease in operating expenses was driven by the Company’s cost reduction initiatives across all of the Company’s expense line items in response to the Medicare rate reduction.

On a GAAP basis, net loss for the second quarter 2010 was $2.1 million, or a loss of $0.09 per diluted share, compared to net income of $1.6 million, or $0.07 per diluted share, for the second quarter 2009.  Excluding expenses related to restructuring and other charges, adjusted net loss for the second quarter 2010 was $0.4 million, or a loss of $0.02 per diluted share.  This compares to adjusted net income of $2.7 million, or $0.11 per diluted share, for second quarter 2009, which excludes the impact of restructuring and other charges.

Total cash and investments were $50.2 million as of June 30, 2010, compared with total cash and investments of $49.2 million as of December 31, 2009, an increase of $1.0 million.  Net accounts receivable declined $6.7 million compared to year end 2009.  As a result, the second quarter DSO declined to 104 days, an 18 day reduction compared to year end 2009.

Conference Call

CardioNet, Inc. will host an earnings conference call on Wednesday, July 28, 2010, at 5:00 PM Eastern Time.  The call will be simultaneously webcast on the investor information page of our website, www.cardionet.com. The call will be archived on our website and will also be available for two weeks via phone at 888-286-8010, access code 52900588.

About CardioNet

CardioNet is a leading provider of ambulatory, continuous, real-time outpatient management solutions for monitoring relevant and timely clinical information regarding an individual’s health. CardioNet’s initial efforts are focused on the diagnosis and monitoring of cardiac arrhythmias, or heart rhythm disorders, with a solution that it markets as Mobile Cardiac Outpatient TelemetryTM (MCOT™). More information can be found at http://www.cardionet.com.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, our growth prospects, the prospects for our products and our confidence in the Company’s future. These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “intend,” “plan,” “believe,” “potential,” “promises” and other words and terms of similar meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, the potential for CMS’ re-evaluation of its proposal for carrier pricing of mobile cardiovascular telemetry during the public comments period prior to CMS’ final ruling, the success of our efforts to address the operational issues, including cost savings initiatives,  changes to reimbursement levels for our products and the success of our attempts to work with CMS to achieve a national rate for mobile cardiovascular telemetry, the success of our sales and marketing initiatives, our ability to attract and retain talented executive management and sales personnel, our ability to identify acquisition candidates, acquire them on attractive terms and integrate their operations into our business, the commercialization of new products, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, the continued consolidation of payors, acceptance of our new products and services and patent protection and litigation. For further details and a discussion of these and other risks and uncertainties, please see our public filings with the Securities and Exchange Commission, including our latest periodic reports on Form 10-K and 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended
	(unaudited)
	June 30, 2010	June 30, 2009

Revenues	$31,939	$38,264
Cost of revenues	11,835	11,993
Gross profit	20,104	26,271
Gross profit %	62.9%	68.7%

Operating expenses:
General and administrative expense	8,548	9,507
Sales and marketing expense	6,876	8,440
Bad debt expense	4,484	4,627
Research and development expense	1,230	1,768
Integration, restructuring and other charges	1,128	(180)
Total operating expenses	22,266	24,162

(Loss) income from operations	(2,162)	2,109
Interest and other income, net	20	40

(Loss) income before income taxes	(2,142)	2,149
Provision for income taxes	—	(584)
Net (loss) income	$(2,142)	$1,565

(Loss) earnings per Share:
Basic	$(0.09)	$0.07
Diluted	$(0.09)	$0.07

Weighted Average Shares Outstanding:
Basic	24,083	23,792
Diluted	24,083	23,795

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Six Months Ended
	(unaudited)
	June 30, 2010	June 30, 2009

Revenues	$63,755	$73,985
Cost of revenues	23,584	23,831
Gross profit	40,171	50,154
Gross profit %	63.0%	67.8%

Operating expenses:
General and administrative expense	18,225	20,016
Sales and marketing expense	14,873	15,987
Bad debt expense	9,124	8,444
Research and development expense	2,473	2,984
Integration, restructuring and other charges	3,073	1,959
Total operating expenses	47,768	49,390

(Loss) income from operations	(7,597)	764
Interest and other income, net	24	158

(Loss) income before income taxes	(7,573)	922
Provision for income taxes	—	(79)
Net (loss) income	$(7,573)	$843

(Loss) earnings per Share:
Basic	$(0.32)	$0.04
Diluted	$(0.32)	$0.04

Weighted Average Shares Outstanding:
Basic	24,011	23,696
Diluted	24,011	23,827

Summary Financial Data

(In Thousands)

	June 30, 2010	December 31, 2009
	(unaudited)

Cash and investments	$50,182	$49,152
Accounts receivable, net	34,214	40,885
Days sales outstanding	104	122
Working capital	74,158	75,383
Total assets	160,579	168,322
Total debt	—	—
Total shareholders’ equity	144,809	149,353

	Three Months Ended
	June 30, 2010	June 30, 2009

Cash provided by (used in) operating activities	$5,624	$(61)
Capital expenditures	(1,248)	(5,825)
Free cash flow	4,376	(5,886)

Stock compensation expense	948	2,130
Depreciation and amortization expense	3,185	2,893

	Six Months Ended
	June 30, 2010	June 30, 2009

Cash provided by (used in) operating activities	$2,672	$(4,690)
Capital expenditures	(2,726)	(11,419)
Free cash flow	(54)	(16,109)

Stock compensation expense	1,866	3,790
Depreciation and amortization expense	6,382	5,413

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

	Three Months Ended (unaudited)
	June 30, 2010	June 30, 2009
Operating (loss) income — GAAP	$(2,162)	$2,109
Nonrecurring charges (a)	1,726	201
Adjusted operating (loss) income	$(436)	$2,310

Net (loss) income — GAAP	$(2,142)	$1,565
Nonrecurring charges (net of income taxes of $0 and ($955), respectively) (a)	1,726	1,156
Adjusted net (loss) income	$(416)	$2,721

(Loss) earnings per diluted share — GAAP	$(0.09)	$0.07

Nonrecurring charges per share (a)	0.07	0.04

Adjusted (loss) earnings per diluted share	$(0.02)	$0.11

(a)         In the second quarter of 2010, we incurred $1.1 million of severance and other exit cost related to the restructuring of our sales and service organizations, as well as $0.6 million of other nonrecurring charges.  In the second quarter of 2009, we incurred $0.4 million of costs in connection with the since terminated definitive merger agreement to acquire Biotel, Inc., ($0.2) million of integration, restructuring and other charges.

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

	Six Months Ended (unaudited)
	June 30, 2010	June 30, 2009
Operating (loss) income — GAAP	$(7,597)	$764
Nonrecurring charges (a)	4,147	3,188
Adjusted operating (loss) income	$(3,450)	$3,952

Net (loss) income— GAAP	$(7,573)	$843
Nonrecurring charges (net of income taxes of $0 and ($955), respectively) (a)	4,147	2,915
Adjusted net (loss) income	$(3,426)	$3,758

(Loss) earnings per diluted share — GAAP	$(0.32)	$0.04

Nonrecurring charges per share (a)	0.18	0.12

Adjusted (loss) earnings per diluted share	$(0.14)	$0.16

(a)         In the first six months of 2010, we incurred $2.7 million of severance and other exit cost related to the restructuring of our sales and service organizations and management changes, as well as $1.4 million of other charges largely related to our class action and Biotel law suits.  In the first six months of 2009, we incurred $0.8 million of costs in connection with the since terminated definitive merger agreement to acquire Biotel, Inc., $0.5 million for special bonus paid to the then incoming CEO and $1.9 million of integration, restructuring and other charges.